Exhibit 2.2
STOCK PURCHASE AND
SALE AGREEMENT
     THIS STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of April 21, 2009, is by and among MERRILL LYNCH GROUP, INC., a Delaware corporation (“MLG”), BANA HOLDING CORPORATION, a Delaware corporation (“BHC”), and MERRILL LYNCH BANK USA, a Utah industrial bank (“MLBUSA”).
     WHEREAS, MLG owns 100% of the issued and outstanding common and preferred stock of MLBUSA (such common and preferred stock collectively being referred to herein as the “Share Capital”);
     WHEREAS, BHC desires to acquire from MLG and MLG desires to transfer to BHC, the Share Capital, upon the terms and subject to the conditions set forth herein (the “Acquisition”); and
          NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:
          1. Acquisition of Interests.
     (a) Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), MLG will transfer, convey and assign to BHC, and BHC will acquire from MLG, all of MLG’s rights, title and interests in and to the Share Capital. On the Closing Date, MLG will deliver to BHC an assignment of the Share Capital, free and clear of all liens, claims, charges, pledges, security interests, options or other legal or equitable encumbrances, including, without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership pertaining to the Share Capital (each an “Encumbrance”).
     (b) In exchange for the transfer and conveyance of the Share Capital, BHC will pay MLG the net book value of the Share Capital, (the “Purchase Price”) on the Closing Date. BHC’s payment of the Purchase Price shall be in such manner as BHC and MLG shall mutually agree.
     2. Closing Date. The Acquisition shall close at 12:01 a.m. Eastern Time on July 1, 2009 or such other date and time as is mutually agreed upon by all parties hereto.
     3. Representations and Warranties of MLG. MLG represents and warrants to BHC as follows:
     (a) Capitalization. As of the date hereof, the authorized capital of MLBUSA consists of the Share Capital. All issued and outstanding common and preferred stock of MLBUSA is duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which MLBUSA is a party or by which it is bound obligating MLBUSA to issue, deliver or sell, or cause to be issued, delivered or sold, additional common or preferred stock or other voting securities of MLBUSA or obligating MLBUSA to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     (b) Ownership of Share Capital. MLG is the record and beneficial owner of the Share Capital, with good and marketable title thereto, free and clear of all Encumbrances and upon delivery at the Closing, BHC will receive good and valid title to the Share Capital, free and clear of any and all Encumbrances.
     (c) Solvency. As of the date hereof, the fair market value of the assets of MLBUSA exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.
     4. Mutual Representations and Warranties of MLG and BHC. MLG and BHC each represent and warrant to the other as follows:
     (a) Organization; Powers. Each party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full power, authority and legal right to own its property and assets and to transact the business in which it is engaged.
     (b) Authorization; Enforceability.
     (i) Each party has the full power, authority and legal right to execute and deliver, and to perform its obligations under this Agreement and has taken all necessary corporate and legal action to authorize the transactions contemplated hereunder on the terms and conditions of this Agreement and to authorize the execution and delivery of this Agreement.
     (ii) This Agreement has been duly authorized and executed by each party, and is a legal, valid and binding agreement enforceable against each party according to its terms, except as enforcement may be limited by general equity principles.
     (c) Governmental Approvals; No Conflicts.
     (i) Each party’s execution and delivery of this Agreement and the performance of the terms hereof will not violate any provision of law or regulation or of any judgment, order, injunction or determination of any court or governmental authority or of any charter or by-laws of, or any securities issued by each party.
     (ii) Neither party is required to obtain any consents or authorizations of, exemptions by, or registrations, filings or declarations with, any governmental authority in connection with this Agreement.
     5. Representations and Warranties of MLBUSA. MLBUSA represents and warrants to BHC as follows:
     (a) Organization; Powers. MLBUSA is an industrial bank duly organized, validly existing and in good standing under the laws of the State of Utah and has the full power, authority and legal right to own its property and assets and to transact the business in which it is engaged.
     (b) Authorization; Enforceability.
     (i) MLBUSA has the full power, authority and legal right to execute and deliver, and to perform its obligations under this Agreement and has taken all necessary corporate and legal action to authorize the transactions contemplated hereunder on the terms and conditions of this Agreement and to authorize the execution and delivery of this Agreement.
     (ii) This Agreement has been duly authorized and executed by MLBUSA, and is a legal, valid and binding agreement enforceable against each party according to its terms, except as enforcement may be limited by general equity principles.
     (c) Governmental Approvals; No Conflicts.
     (i) MLBUSA’s execution and delivery of this Agreement and the performance of the terms hereof will not violate any provision of law or regulation or of any judgment, order, injunction or determination of any court or governmental authority or of any charter or by-laws of, or any securities issued by each party.
     (ii) To the extent required by law, MLBUSA has or will have obtained any and all necessary consents or authorizations of, exemptions by, or registrations, filings or declarations with, any governmental authority in connection with this Agreement.
     6. Certain Covenants.
     (a) Tax Matters.
     (i) The parties will comply with any and all applicable reporting requirements under the Internal Revenue Code and the Treasury Regulations promulgated thereunder with respect to the Acquisition.
     (b) Further Assurances. MLG and BHC agree that, from time to time, whether at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.
     7. Miscellaneous.
     (a) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     (c) Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
     (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the parties hereto; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto.
     (e) Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.
     (f) Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only be an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of the party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term of this Agreement shall not be construed as a waiver of any subsequent breach.
     (g) Entire Agreement. This Agreement sets forth the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements with respect to such subject matter.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of the parties as of the day first above written.

MERRILL LYNCH GROUP, INC.
By:	/s/ Gregory L. Curl
	Name:	Gregory L. Curl
	Title:	President

BANA HOLDING CORPORATION
By:	/s/ Joe L. Price
	Name:	Joe L. Price
	Title:	Chief Financial Officer

MERRILL LYNCH BANK USA
By:	/s/ Allen G. Braithwaite, III
	Name:	Allen G. Braithwaite, III
	Title:	Chairman & Chief Executive Officer

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